OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

McMoRan Exploration Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY PROXY MATERIALS
AS OF MARCH 14, 2003

Notice of Annual Meeting of Stockholders

May 1, 2003

      March      2003

Date:	Thursday, May 1, 2003

Time:	2:30 p.m., Central Time

Place:	Hotel du Pont
11th and Market Streets
Wilmington, Delaware

Purpose:	• To elect four directors

• To ratify the appointment of our independent auditors

• To vote on the proposal to amend our certificate of incorporation to provide for the annual election of directors

• To vote on a new stock incentive plan, and

• To transact such other business as may properly come before the meeting.

Record Date:	Close of business on March 12, 2003.

     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

NANCY D. PARMELEE
Senior Vice President, Chief Financial
Officer and Secretary

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

1.	Proper identification.

2.	Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you owned McMoRan Exploration Co. stock on the record date or an account statement showing that you owned McMoRan Exploration Co. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112

     The 2002 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March      , 2003.

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of McMoRan Exploration Co. for use at our Annual Meeting of Stockholders to be held on May 1, 2003, and at any adjournments (the meeting).

Who Can Vote

     Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 16,345,039 shares of common stock outstanding.

Voting Rights

     Inspectors of election will count votes cast at the meeting. Directors are elected by plurality vote. All other matters are decided by majority vote present at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

     Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”

     Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum

     A quorum at the meeting is a majority of our common stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

     Our board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

     Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy will be voted:

•	in favor of the proposed director nominees

•	for the ratification of the appointment of the independent auditors

•	for the amendment of our certificate of incorporation to provide for the annual election of directors, and

•	for the adoption of the 2003 Stock Incentive Plan.

     We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named as proxies in the enclosed proxy intend to vote in accordance with their judgment on any other matters that may properly come before the meeting.

     Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you attend the meeting and hold your stock in street name, then you must have a proxy from your broker in order to vote at the meeting.

Proxy Solicitation

     We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $6,500 plus its reasonable out-of-pocket expenses. We may also have our employees or other representatives, who will receive no compensation for their services, solicit proxies by telephone, telecopy, interview or other means.

Stockholder Proposals

     If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, McMoRan Exploration Co., 1615 Poydras St., New Orleans, Louisiana 70112 by November      , 2003.

     If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary at the above address, by January 2, 2004, in accordance with specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

     Our board of directors has primary responsibility for directing the management of our business and affairs. Our board held seven meetings during 2002. Under current board practices, non-employee directors meet in executive session at the end of each regular quarterly board meeting. Our board currently consists of eleven members. To provide for effective direction and management of our business, our board has established an audit committee, a corporate personnel committee and a nominating and corporate governance committee.

		Meetings
Audit Committee Members	Functions of the Committee	in 2002

Robert A. Day, Chairman	• please refer to the Audit Committee Report	7
Gerald J. Ford
H. Devon Graham, Jr.

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2002

H. Devon Graham, Jr., Chairman	• please refer to the Corporate Personnel	2
J. Taylor Wharton	Committee Report on Executive Compensation

Nominating and Corporate		Meetings
Governance Committee Members	Functions of the Committee	in 2002

B. M. Rankin, Jr., Chairman	• nominates individuals to stand for	2
Gerald J. Ford	election as directors
• considers recommendations by our
stockholders of potential nominees for
election as directors
• makes recommendations to our board
concerning the structure of our board
and corporate governance matters

Upon written request, our Corporate Secretary will furnish information concerning the procedures required to be followed by a stockholder who wishes to recommend to our nominating and corporate governance committee potential nominees for election as directors.

Election of Directors

     The board of directors has fixed the number of directors at eleven. The board consists of three classes, each of which serves for three years, with one class being elected each year. If the proposal concerning the annual election of directors receives the requisite approval at the meeting, directors elected at the 2004 annual meeting of stockholders and thereafter will serve one-year terms. See “Proposal to Amend our Certificate of Incorporation to Provide for the Annual Election of Directors.”

     This table shows the members of the different classes of our board and the expiration of their terms.

Class	Expiration of Term	Class Members

Class I	2005 Annual Meeting of Stockholders	Morrison C. Bethea
Gerald J. Ford
H. Devon Graham, Jr.
Glenn A. Kleinert

Class II	2003 Annual Meeting of Stockholders	Robert A. Day
Gabrielle K. McDonald
C. Howard Murrish
J. Taylor Wharton

Class III	2004 Annual Meeting of Stockholders	Richard C. Adkerson
James R. Moffett
B. M. Rankin, Jr.

     Our board has nominated each of the Class II directors named above for an additional three-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of each of the Class II directors, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Information About Nominees and Directors

     This table provides certain information as of February 24, 2003 with respect to each director nominee and each other director whose term will continue after the meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The year in the “Year First Elected a Director” column includes the period that the person served as a director of either McMoRan Oil & Gas or Freeport-McMoRan Sulphur.

			Year First
Name of Nominee		Principal Occupations, Other Directorships	Elected a
or Director	Age	And Positions with the Company	Director

Richard C. Adkerson	56	Co-Chairman of the Board, President and Chief Executive Officer of the Company. President and Chief Financial Officer of Freeport-McMoRan Copper & Gold Inc. (FCX), a mining company. Co-Chairman of the Board and Chief Executive Officer of McMoRan Oil & Gas until 1998. Vice Chairman of the Board of Freeport-McMoRan Sulphur until 1998. Chairman of the Board and Chief Executive Officer of Stratus Properties Inc., a real estate company, until 1998.	1994

Morrison C. Bethea	57	Chief of Thoracic Surgery, Tenet Memorial Medical Center. Cardiac, Thoracic and Vascular Surgeon. Clinical Professor of Surgery, Tulane University Medical Center.	2000

Robert A. Day	59	Chairman of the Board and Chief Executive Officer of TCW Group Inc., an investment management company. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Fisher Scientific International Inc., Syntroleum Corporation and FCX.	1994

Gerald J. Ford	58	Chairman of the Board of Liberté Investors Inc. Former Chairman of the Board and Chief Executive Officer of California Federal Bank, A Federal Savings Bank, which merged with Citigroup Inc. in November 2002. Director of FCX.	1998

H. Devon Graham, Jr.	68	President of R.E. Smith Interests, an asset management company. Director of FCX.	1999

Glenn A. Kleinert	60	Executive Vice President of the Company. President and Chief Operating Officer of McMoRan Oil & Gas since May 2001. Senior Vice President of McMoRan Oil & Gas from 1994 until May 2001. Vice President of Freeport-McMoRan Sulphur since February 2001.	2001

Gabrielle K. McDonald	60	Judge, Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Special Counsel on Human Rights to the Chairman of the Board of FCX since 1999. Judge, International Criminal Tribunal for the Former Yugoslavia from 1993 until November 1999. Director of FCX.	2000

James R. Moffett	64	Co-Chairman of the Board of the Company. Chairman of the Board and Chief Executive Officer of FCX. Co-Chairman of the Board of McMoRan Oil & Gas and of Freeport-McMoRan Sulphur until 1998.	1994

			Year First
Name of Nominee		Principal Occupations, Other Directorships	Elected a
or Director	Age	And Positions with the Company	Director

C. Howard Murrish	62	Vice Chairman of the Board of the Company since May 2001 and Executive Vice President of the Company since November 1998. President and Chief Operating Officer of McMoRan Oil & Gas from September 1994 to May 2001.	2001

B. M. Rankin, Jr.	73	Vice Chairman of the Board of the Company since January 2001. Private investor. Vice Chairman of the Board of FCX.	1994

J. Taylor Wharton	64	Special Assistant to the President for Patient Affairs, Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Director of FCX.	2000

Director Compensation

Cash Compensation

     Each non-employee director receives an annual fee of $15,000 and a fee of $500 for attending each board committee meeting. Each director receives a fee of $1,000 for attending each board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending board and board committee meetings.

Stock Option Plan for Non-Employee Directors

     Each non-employee director is eligible for the grant of options under our 1998 Stock Option Plan for Non-Employee Directors. On June 1 of each year that this plan is in effect, each eligible director is granted an option to purchase 1,000 shares of common stock at 100% of the fair market value of the shares on the grant date. Each option granted under this plan expires ten years after the grant date. In accordance with this plan, on June 1, 2002, each eligible director was granted an option to purchase 1,000 shares of our common stock at an exercise price of $4.275.

Stock Ownership of Directors and Executive Officers

     Unless otherwise indicated, this table shows the amount of our common stock each of our directors and named officers beneficially owned on February 24, 2003. All shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program unless otherwise indicated.

		Number of	Total
	Number of	Shares	Number of
	Shares Not	Subject to	Shares	Percent
	Subject to	Exercisable	Beneficially	of
Name of Beneficial Owner	Options	Options(1)	Owned	Class

Richard C. Adkerson(2)	146,374	546,274	692,648	4.1%
Morrison C. Bethea	9,000	750	9,750	*
Robert A. Day(3)	221,055	8,524	229,579	1.4%
Gerald J. Ford(4)	1,882,249	2,500	1,884,749	11.2%
H. Devon Graham, Jr.	2,000	750	2,750	*
Glenn A. Kleinert	4,350	115,952	120,302	*
Gabrielle K. McDonald	3,005	2,669	5,674	*
James R. Moffett(5)	551,621	774,341	1,325,962	7.7%
C. Howard Murrish(6)	78,051	280,324	358,375	2.2%
Nancy D. Parmelee	2,548	49,088	51,636	*
B. M. Rankin, Jr.(7)	371,439	13,410	384,849	2.4%
J. Taylor Wharton(8)	28,994	3,496	32,490	*
All directors and executive officers as a group (14 persons)(9)	3,481,551	1,952,954	5,434,505	28.1%

*	Ownership is less than 1%

(1)	Shares that could be acquired as of April 25, 2003 upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Includes (a) 147 shares of our common stock held in his IRA, (b) 17,671 shares issuable upon conversion of shares of our 5% convertible preferred stock held directly by Mr. Adkerson, and (c) 33,908 shares (23,908 of which is issuable upon conversion of our 5% convertible preferred stock) held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership.

(3)	Includes (a) 260 shares held in accounts and funds managed by affiliates of a corporation with respect to which Mr. Day, as chief executive officer, shares voting and investment power but as to which he disclaims beneficial ownership, and (b) 207,900 shares issuable upon conversion of our 5% convertible preferred stock. Amounts reported reflect Mr. Day’s ownership as of December 31, 2002.

(4)	Includes 516,632 shares issuable upon conversion of our 5% convertible preferred stock.

(5)	Shares not subject to options (including 159,563 shares that are issuable upon conversion of our 5% convertible preferred stock) are held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power.

(6)	Includes (a) 3,293 shares held in Mr. Murrish’s IRA, (b) 412 shares held in his spouse’s IRA, (c) 26,395 (10,395 of which are issuable upon conversion of our 5% convertible preferred stock) shares held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (d) 694 shares held by Mr. Murrish as a custodian for one of his sons, (e) 450 shares held by Mr. Murrish as custodian for his grandson, and (f) 20,790 shares issuable upon conversion of our 5% convertible preferred stock.

(7)	Shares not subject to options are held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner.

(8)	Includes (a) 12,667 shares held by Mr. Wharton’s spouse, and (b) 10 shares held by Mr. Wharton as a custodian for his daughters.

(9)	Includes (a) 15,481 shares held in an executive officer’s IRA, (b) 1,201 shares held in an IRA of the spouse of an executive officer, (c) 1,952 shares held by an executive officer as custodian for his daughter as to which he disclaims beneficial ownership, (d) 4,395 shares held by an executive officer as president of a charitable foundation as to which he disclaims beneficial ownership, (e) 8,162 shares held for the benefit of trusts with respect to which an executive officer, as trustee, has sole voting and investment power but as to which he disclaims beneficial ownership, and (f) 51,975 shares issuable upon conversion of our 5% convertible preferred stock.

Stock Ownership of Certain Beneficial Owners

     This table shows beneficial owners of more than 5% of our outstanding common stock as of December 31, 2002 based on filings with the Securities and Exchange Commission (the SEC). Unless otherwise indicated, all shares beneficially owned are held with sole voting and investment power.

	Number of Shares		Percent of
Name and Address	Beneficially Owned		Class

Alpine Capital, L.P.	5,123,589	(1)	29.2%
Robert W. Bruce III
Algenpar, Inc.
J. Taylor Crandall
Robert M. Bass
201 Main Street, Suite 3100
Fort Worth, TX 76102

Gerald J. Ford	1,884,749	(2)	11.3%
200 Crescent Court, Suite 1350
Dallas, TX 75201

k1 Ventures Limited	4,051,426	(3)	20.3%
23 Church Street
#10-01/02 Capital Square
Singapore 049481

James R. Moffett	1,325,962	(4)	7.8%
1615 Poydras Street
New Orleans, LA 70112

Strong Capital Management, Inc.	1,422,302	(5)	8.9%
100 Heritage Reserve
Menomonee Falls, WI 53051

Reid S. Walker	938,900	(6)	5.6%
G. Stacy Smith
300 Crescent Court, Suite 880
Dallas, Texas 75201

(1)	Based on an amended Schedule 13D filed jointly by Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc., J. Taylor Crandall, Robert M. Bass, Anne T. Bass, the Anne T. and Robert M. Bass Foundation and others with the SEC on July 10, 2002. According to the Schedule 13D, (a) Alpine Capital, L.P. beneficially owns 3,447,498 shares, including 1,091,475 shares that are issuable upon conversion of our 5% convertible preferred stock, and Mr. Crandall, as the sole owner of Algenpar, Inc., and Algenpar, Inc. and Mr. Bruce, as the general partners of Alpine Capital, L.P., share voting and investment power with respect to the shares beneficially owned by Alpine Capital, L.P., (b) The Anne T. and Robert M. Bass Foundation beneficially owns 851,354 shares, including 261,954 shares issuable upon conversion of 50,400 shares of our 5% convertible preferred stock, and Mr. Crandall, Mr. Bass and Ms. Bass, as directors of The Anne T. and Robert M. Bass Foundation, and Mr. Bruce, in his capacity as a principal of the Robert Bruce Management Company, share voting and investment power with respect to shares owned by The Anne T. and Robert M. Bass Foundation, (c) Mr. Bass is deemed to have sole voting and investment power with respect to 821,991 shares, including 257,276 issuable upon conversion of our 5% convertible preferred stock, in his capacity as sole director and president of Keystone, Inc., and (d) Mr. Bruce could acquire 2,746 shares upon the exercise of options.

(2)	Includes (a) 516,632 shares issuable upon conversion of our 5% convertible preferred stock and (b) 2,500 shares Mr. Ford could acquire upon the exercise of options.

(3)	Based on a Schedule 13D filed by k1 Ventures Limited (k1) with the SEC on December 26, 2002, and includes (a) warrants to acquire 1,742,424 shares held by an indirect subsidiary of k1 and (b) 2,079,002 shares issuable upon conversion of our 5% convertible preferred stock which is held by a direct subsidiary of k1.

(4)	Includes (a) 551,621 shares (159,563 of which are issuable upon conversion of our 5% convertible preferred stock) held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, and (b) 774,341 shares Mr. Moffett could acquire upon the exercise of options he holds.

(5)	Based on an amended Schedule 13G filed with the SEC on March 14, 2003, Strong Capital Management, Inc. shares voting power with respect to 1,414,407 shares and shares investment power with respect to all shares shown.

(6)	Based on a Schedule 13G filed jointly by Reid S. Walker and G. Stacy Smith with the SEC on February 12, 2003. According to the Schedule 13G, (a) Mr. Walker and Mr. Smith each have sole voting and investment power with respect to 724,185 shares in their capacities as principals of WS Capital, L.L.C., which beneficially owns these shares for the accounts of Walker Smith Capital Master Fund and Walker Smith Capital (QP), L.P., (b) Mr. Walker and Mr. Smith each share voting and investment power with respect to 212,715 shares in their capacities as principals of WSV Management, L.L.C., which beneficially owns these shares for the accounts of WS Opportunity Master Fund and WS Opportunity International, Ltd., (c) the shares beneficially owned by WS Capital, L.L.C. and WSV Management, L.L.C. include 831,600 shares issuable upon conversion of our 5% convertible preferred stock, and (d) Mr. Walker has sole voting and investment power with respect to 2,000 shares held in his personal account.

Executive Officer Compensation

     This table shows the compensation paid to our chief executive officer and each of our four most highly compensated executive officers (with respect to salary and bonus only) other than our chief executive officer (the named officers). In 2000, 2001 and 2002, we paid the compensation of Messrs. Murrish and Kleinert, whereas we paid the compensation of the other named officers through an allocation arrangement under a services agreement with FM Services, Inc. (the Services Company), a corporation in which we transferred our 50% ownership stake to FCX on October 1, 2002. See “Certain Transactions.” During 2000, 2001 and 2002, Messrs. Adkerson and Moffett and Ms. Parmelee also provided services to and received compensation from FCX. Messrs. Moffett and Adkerson agreed to forego all cash compensation from the Company in 2002 and 2003. Please refer to the Corporate Personnel Committee Report on Executive Compensation for more details.

Summary Compensation Table

				Long-Term
				Compensation
	Annual Compensation			Awards

				Other	Restricted
Name and				Annual	Stock	Securities	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options	Compensation(3)

James R. Moffett	2002	$—	$—	$—	$—	500,000	$7,000
Co-Chairman of the Board	2001	1,000,000	—	56,929 (4)	—	125,000	236,611
	2000	1,000,000	500,000	18,709	—	—	93,020

Richard C. Adkerson	2002	—	—	—	—	300,000	7,000
Co-Chairman of the Board,	2001	500,000	—	7,282	—	100,000	104,453
President and Chief	2000	500,000	300,000	5,139	—	—	45,504
Executive Officer

C. Howard Murrish	2002	216,667	—	10,625	195,500	75,000	48,118
Vice Chairman of the	2001	400,000	—	10,494	—	75,000	90,201
Board & Executive Vice	2000	300,000	400,000	8,886	—	—	34,106
President

Glenn A. Kleinert(5)	2002	300,000	—	2,285	—	75,000	57,146
Executive Vice President	2001	258,333	—	523	—	50,000	58,846

Nancy D. Parmelee	2002	168,000	—	1,414	—	25,000	32,742
Senior Vice President,	2001	160,000	120,000	1,934	—	20,000	31,027
Chief Financial Officer	2000	130,000	97,500	4,592	—	—	11,970
and Secretary

(1)	Consists of payment of taxes in connection with certain benefits provided to the named officers. Does not include perquisites provided to the named officers, unless the aggregate amount in any year exceeded the threshold for disclosure under the SEC rules.

(2)	Mr. Murrish was granted 50,000 RSUs on April 29, 2002. The RSUs will ratably convert into shares of our common stock over a three-year period on each grant date anniversary. Dividend equivalents will be paid on the RSUs on the same basis as dividends are paid on our common stock.

		12/31/02	Grant Date
Name	RSUs	Market Value	Market Value

Mr. Murrish	50,000	$255,000	$195,500

(3)	Comprised of contributions to defined contribution plans, premium payments for universal life and personal excess liability insurance policies, and director fees as follows:

		Plan	Insurance
	Date	Contributions	Premiums	Director Fees	Total

Mr. Moffett	2002	$—	$—	$7,000	$7,000
	2001	213,162	18,449	5,000	236,611
	2000	73,050	13,970	6,000	93,020

Mr. Adkerson	2002	—	—	7,000	7,000
	2001	97,903	2,550	4,000	104,453
	2000	37,742	2,762	5,000	45,504

Mr. Murrish	2002	40,618	1,500	6,000	48,118
	2001	86,101	1,100	3,000	90,201
	2000	33,156	950	—	34,106

Mr. Kleinert	2002	51,496	650	5,000	57,146
	2001	55,246	600	3,000	58,846

Ms. Parmelee	2002	32,222	520	—	32,742
	2001	30,547	480	—	31,027
	2000	11,700	270	—	11,970

(4)	Includes (a) $26,355 for the payment of taxes in connection with certain benefits, (b) $24,574 for use of company facilities, and (c) $6,000 for the payment of financial counseling and tax return preparation and certification services.

(5)	Mr. Kleinert was elected an executive officer of the company in May 2001.

This table shows all the stock options that we granted to each of the named officers in 2002.

Option Grants in 2002

	Number of	Percent of
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	or Base		Grant Date
Name	Granted(1)	2002	Price	Expiration Date	Present Value

James R. Moffett	125,000	10.6%	$6.17	January 28, 2012	$560,000	(2)
	375,000 (3)	31.7%	14.00	January 28, 2012	1,342,500	(3)

Richard C. Adkerson	100,000	8.5%	6.17	January 28, 2012	448,000	(2)
	200,000 (3)	16.9%	14.00	January 28, 2012	716,000	(3)

C. Howard Murrish	75,000	6.4%	6.17	January 28, 2012	336,000	(2)

Glenn A. Kleinert	75,000	6.4%	6.17	January 28, 2012	336,000	(2)

Nancy D. Parmelee	25,000	2.1%	6.17	January 28, 2012	112,000	(2)

(1)	Unless otherwise noted, the stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions. In addition, each stock option has an equal number of tandem “limited rights,” which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the company’s total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2)	The Black-Scholes option model was used to determine the grant date present value of the options that we granted to the listed officers. The grant date present value was calculated to be $4.48 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $6.17; (b) a fair market value of $6.17 for one share of our common stock on the grant date; (c) a term of ten years for the stock options; (d) a stock volatility of 57.2% based on an analysis of historical weekly closing prices of our common stock over the 192-week period that our common stock has been publicly traded; and (e) an assumed risk-free interest rate of 5.50%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

(3)	This special stock option grant was given to the Co-Chairmen of McMoRan in exchange for their agreement to forgo all cash compensation during 2002. These stock options became exercisable immediately. The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to each of the Co-Chairmen. The grant date present value was calculated to be $3.58 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $14.00; (b) a fair market value of $6.17 for one share of our common stock on the grant date; (c) a term of ten years for the stock options; (d) a stock volatility of 57.2%, based on an analysis of historical weekly closing prices of our common stock over the 192-week period that our common stock has been publicly traded; and (e) an assumed risk-free interest rate of 5.50%, this rate being equivalent to the yield on the grant date on a zero-coupon U.S. Treasury note with a maturity date comparable to the expected term of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

     This table sets forth all outstanding company stock options held by each of the named officers as of December 31, 2002, none of which were in the money. None of the named officers exercised stock options in 2002.

Options at December 31, 2002

Number of Securities
Underlying Unexercised
Options/SARs at
December 31, 2002
Name	Exercisable/Unexercisable

James R. Moffett	699,341 / 243,750
Richard C. Adkerson	483,774 / 196,250
C. Howard Murrish	236,574 / 145,000
Glenn A. Kleinert	80,952 / 122,500
Nancy D. Parmelee	35,963 / 48,125

     Retirement Benefit Program. Under both our retirement benefit program and that of the Services Company (see Certain Transactions for more detail about the Services Company), each participant, including each of the named officers, is entitled to benefits based upon the balance of the participant’s “account.” Those participants who were participating under a predecessor program when the current programs were adopted were credited with a starting account balance. Otherwise, a participant’s account balance consists of annual benefit credits and an annual interest credit. The annual benefit credits consist of two parts: (1) 4% of the participant’s earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant’s total earnings for the year. The percentage of total earnings is determined as follows:

•	15%, if as of December 31, 1996, the participant’s age plus service totaled 65 or more, he was at least 50 years old and had at least 10 years of service

•	10%, if as of December 31, 1996, the participant’s age plus service totaled 55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation

•	7%, if as of December 31, 1996, the participant’s age plus service totaled 45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation, and

•	4%, if the participant did not meet the requirements for a greater allocation.

     The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. This interest credit was 5.07% for 2002. Interest credits cease at the end of the year in which the participant reaches age 60. Upon retirement, a participant’s account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant’s “earnings” are comprised of annual base salary (see “Salary” in the Summary Compensation Table above), plus 50% of certain bonuses (see “Bonus” in the Summary Compensation Table above). Years of service include not only years with us or the Services Company, but also any years with our predecessors.

     In 2000 we discontinued accrual of benefits under the retirement benefit program. Annual benefit credits ceased effective June 30, 2000. As of that date the account balances of eligible participants were increased by a final half-year benefit credit plus a special benefit credit of 3.5% of the account balance. Interest credits are not affected by the cessation of benefit credits.

     The retirement benefit program consisted of two plans: a funded qualified plan and an unfunded non-qualified plan. The present value of the benefit earned by each participant under the nonqualified plan was transferred, effective June 30, 2000, to our unfunded nonqualified defined contribution plan. The amount transferred for each of the named officers is as follows: $173,850 for Mr. Moffett; $60,775 for Mr. Adkerson; $62,853 for Mr. Murrish; $17,872 for Mr. Kleinert; and $90,796 for Ms. Parmelee. Messrs. Moffett and Adkerson also participate in FCX’s nonqualified retirement benefit plan.

     We have formally terminated the qualified plan and will distribute all assets upon receiving IRS approval of the termination. Approval has been delayed while the IRS develops a policy regarding all plans that have converted to the account balance type of design. We will contribute to the plan any amount needed to complete the funding of benefits. When IRS approval is received, a participant will be able to elect to receive his benefit under the qualified plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into another qualified plan (such as our ECAP) or an IRA, or received in cash subject to applicable tax withholdings. If paid in a single lump sum as of November 1, 2003, the amount paid to each of the named officers, a portion of which for Messrs. Moffett and Adkerson and Ms. Parmelee would be paid by hte Services Company and allocated to FCX, would be as follows: $15,138 for Mr. Moffett; $16,089 for Mr. Adkerson; $45,449 for Mr. Murrish; $50,199 for Mr. Kleinert; and $454,623 for Ms. Parmelee. Messrs. Moffett and Adkerson also participate in FCX’s qualified retirement plan.

Corporate Personnel Committee Report On Executive Compensation

     The corporate personnel committee, which is composed of two independent directors, determines the compensation of the company’s executive officers and administers the company’s annual performance incentive and stock incentive plans. Our committee’s executive compensation philosophy is to:

•	emphasize performance-based compensation that balances rewards for short- and long-term results

•	tie compensation to the interests of the company’s stockholders, and

•	provide a competitive level of total compensation that will enable the company to attract and retain talented executive officers.

     During 2001, we engaged William M. Mercer, Incorporated (Mercer), an independent executive compensation consultant, to examine the company’s compensation practices for all positions below the level of the company’s Co-Chairmen of the Board and President and Chief Executive Officer. Based on Mercer’s analysis, we determined that the company’s compensation levels for these positions should fall within the 75th percentile of comparable companies.

Overview of 2002 Compensation

     The company employs two of its executive officers, C. Howard Murrish, Vice Chairman of the Board and Executive Vice President, and Glenn A. Kleinert, Executive Vice President. The other executive officers provide services to the company through a services agreement between the Services Company and the company. Executive officer compensation for 2002 included base salaries, annual incentive awards and stock options.

     In connection with the company’s aggressive attempts to reduce its administrative and overhead expenses, Messrs. Moffett and Adkerson agreed to forgo all cash compensation during 2002 (including their 2001 annual incentive awards that would have been paid in 2002) in exchange for special stock option grants. Accordingly, neither received a base salary from the company in 2002 and on January 28, 2002, the committee granted 375,000 options to Mr. Moffett and 200,000 options to Mr. Adkerson, each option having a term of ten years and an exercise price of $14.00, which was $7.95 above the closing price on the date of grant.

     Messrs. Moffett and Adkerson also agreed to forego all cash compensation during 2003 in exchange for special stock option grants. Accordingly, on February 3, 2003, the committee granted 200,000 options to Mr. Moffett and 100,000 options to Mr. Adkerson, each option being fully exercisable, having a term of ten years and having an exercise price of $7.515, the fair market value on the grant date. These special stock option grants, along with the regular annual stock option grants to Messrs. Moffett and Adkerson, are subject to the approval of the 2003 Stock Incentive Plan by our stockholders. See “Proposal to Adopt the 2003 Stock Incentive Plan” below.

Base Salaries

     Base salaries of the company’s executive officers were established at levels we believe are appropriate after consideration of each executive officer’s responsibilities. As part of their agreement with the company to forego cash compensation, Messrs. Moffett and Adkerson did not receive salaries in 2002, receiving instead the special stock option grants discussed above.

Annual Incentive Awards

     The company’s executive officers and certain managers of the company participate in the company’s performance incentive awards program, which is designed to provide performance-based annual cash awards. Under the program, each participant is assigned a target award based upon level of responsibility and the annual award is established after reviewing the company’s operational and strategic accomplishments during the year. When determining the actual amounts awarded to participants for any year, we make a subjective determination after considering both individual performance and company performance as measured by operational and financial accomplishments. As part of the company’s ongoing effort to strengthen its financial condition and conserve cash, the committee did not make any annual cash incentive awards for 2002.

Stock Options

     Stock option awards are intended to provide a significant potential value that reinforces the importance of creation of value for the company’s stockholders. We grant long-term incentives to the company’s executive officers as well as other officers and managers of the company in the form of stock options. In 2002, we made an annual stock option grant to all of our executive officers. Stock option grant levels were based upon the position and level of responsibility of the individual. With the exception of the special grants to the co-chairmen in lieu of their

2002 cash compensation discussed above, the exercise price of each stock option granted in 2002 is equal to the fair market value of a share of the company’s common stock on the grant date.

Section 162(m)

     Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Our policy is to structure compensation awards that will be deductible where doing so will further the purposes of the company’s executive compensation programs. We also consider it important to retain flexibility to design compensation programs that recognize a full range of criteria important to the company’s success, even where compensation payable may not be fully deductible. We believe that the company’s stock option grants qualify for deduction under Section 162(m) as performance-based compensation.

Dated: March      , 2003

H. Devon Graham, Jr., Chairman	J. Taylor Wharton

Compensation Committee Interlocks and Insider Participation

     The current members of our corporate personnel committee are Messrs. Graham and Wharton. In 2002, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

Audit Committee Report

     The audit committee is currently composed of three directors. The members of our committee are independent, as defined in the New York Stock Exchange’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. On February 3, 2003, the board of directors adopted a revised charter, which is attached to this proxy statement as Annex A. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s independent (external) and internal auditors and (4) the independence of the company’s independent auditors.

     We review the company’s financial reporting process on behalf of our board. The Audit Committee’s responsibility is to monitor and oversee this process, but the Audit Committee is not responsible for preparing the company’s financial statements or auditing those financial statements, which are the responsibilities of management and the company’s independent public accountants, respectively.

Appointment of Independent Auditors; Financial Statement Review

     In July 2002, the company’s board of directors, upon our committee’s recommendation, appointed the firm of Ernst & Young LLP as the company’s independent public accountants, replacing the company’s prior independent auditors, Arthur Andersen LLP. In February 2003, in accordance with our revised charter, our committee appointed Ernst & Young LLP as the company’s independent auditors for 2003.

     We have reviewed and discussed the company’s audited financial statements for the year 2002 with management and the company’s independent auditors. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent auditors their independence from the company and management. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

     In addition, we have discussed with the independent auditors the overall scope and plans for their audit, and have met with the independent auditors and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2002, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. The independent auditors also met with us without management being present to discuss these matters.

     In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, that the audited financial statements referred to above be included in the company’s annual report on Form 10-K for the year 2002.

Internal Audit

     We also oversee the company’s internal audit function, including the selection and compensation of the company’s internal auditors. PricewaterhouseCoopers LLP has served as the company’s (and its predecessors’) internal auditors since 1993. In February 2003, in accordance with our revised charter, our committee appointed PricewaterhouseCoopers as the company’s internal auditors for 2003. We have discussed with the company’s internal auditors the scope of their audit plan, and have met with the internal auditors to discuss the results of their reviews, their evaluation of the company’s processes and internal controls, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.

Fees and Related Disclosures for Accounting Services

     The following table discloses the fees that Arthur Andersen LLP and Ernst & Young LLP billed the company for professional services rendered in each of the last two fiscal years:

	Arthur Andersen LLP				Ernst & Young LLP

	2001		2002		2001	2002

Audit Fees	$120,000		$40,000		—	$125,000
Audit Related Fees	82,570	(1)	22,000	(2)	—	22,000	(3)
Tax Fees	119,800	(4)	31,045	(4)	—	—
All Other Fees	—		—		—	—

(1)	Includes services rendered for audits of McMoRan Oil & Gas LLC, audits of the company’s employee benefit plans, due diligence assistance in connection with the evaluation of a proposed joint venture transaction, consultations regarding related accounting and reporting considerations, and for preparation of certain required regulatory reports.

(2)	Includes services rendered for services rendered in connection with the sale of the company’s 5% convertible preferred stock.

(3)	Relates to services rendered for audits of the company’s employee benefit plans.

(4)	Relates to services rendered for tax compliance and consulting services, preparation of the company’s federal and state tax returns and preparation of the company’s estimated tax payments.

     Pre-Approval Policies and Procedures. Our charter, revised in February 2003, now requires our committee to preapprove all auditing services and non-audit services permitted by law and committee policy (including the fees and terms of such services) to be performed for the company by the independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the committee prior to the completion of the audit. In addition, in 2002 our audit committee adopted a policy prohibiting our external and internal auditors from performing business consulting services for the company. None of the fees listed in the table above under “Audit Related Fees” or “Tax Fees” were pre-approved by the audit committee; however, prior to the adoption of our revised charter, all fees were specifically communicated to and reviewed by the committee as part of our ongoing review of service provided by both the independent and internal auditors.

Dated: March      , 2003

Robert A. Day, Chairman	Gerald J. Ford	H. Devon Graham, Jr.

Selection and Ratification of the Independent Auditors

     Arthur Andersen LLP audited our financial statements for 2001 and had served as the company’s (and its predecessors’) independent auditors since 1994. On July 10, 2002, we decided not to continue the engagement of Arthur Andersen as our independent accountants. This action was taken with the approval of our board of directors, which approved the decision reached by its audit committee. Arthur Andersen ceased to practice before the SEC effective August 31, 2002.

     The audit reports issued by Arthur Andersen on our consolidated financial statements as of and for the years ended December 31, 2001 and December 31, 2000, did not contain an adverse opinion or disclaimer of opinion, nor was either qualified or modified as to audit scope or accounting principle; however, the audit opinion for the year ended December 31, 2001 was modified as to an uncertainty concerning our ability to continue as a “going concern.”

     During the two fiscal years that ended December 31, 2001 and continuing through July 10, 2002, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the matter of disagreement in their report on the financial statements. Arthur Andersen has communicated to us that they have informed the SEC that they are unable to provide letters that corroborate or invalidate the statements we have made in this disclosure, as required by the SEC.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during our two most recent fiscal years and through July 10, 2002.

     Also on July 10, 2002, we appointed Ernst & Young LLP to replace Arthur Andersen as our independent accountants. Our board also approved its audit committee’s selection of Ernst & Young. In February 2003, our audit committee appointed Ernst & Young as our independent accountants for 2003. During the two fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through July 10, 2002, we did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2003. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Performance Graph

     The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the S&P 500 Stock Index and the Media General Independent Oil & Gas Industry Group during the portion of 1998 that our common stock was registered under Section 12 of the Securities Exchange Act of 1934 through 2002. This comparison assumes $100 investment on November 18, 1998 in (a) our common stock, (b) the S&P 500 Stock Index and (c) the Media General Independent Oil & Gas Industry Group.

Comparison of Cumulative Total Return*
McMoRan Exploration Co., S&P 500 Stock Index and
Media General Independent Oil & Gas Industry Group

	November 18,	December 31,	December 31,	December 31,	December 31,	December 31,
	1998	1998	1999	2000	2001	2002

McMoRan Exploration Co.	$100.00	$91.80	$138.52	$86.89	$37.97	$36.25
S&P 500 Stock Index	100.00	105.76	128.02	116.36	102.53	79.87
Media General Independent Oil & Gas Industry Group	100.00	93.30	130.71	189.69	155.01	162.32

*	Total Return Assumes Reinvestment of Dividends

Certain Transactions

     On October 1, 2002, we transferred our 50% ownership share of FM Services Company (the Services Company) to FCX. The Services Company’s sole director, Richard C. Adkerson, is also a director and executive officer of our company and an executive officer of FCX. We are parties to a services agreement with the Services Company under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services, under a fixed fee arrangement effective January 1, 2002, and prior to that date on a cost reimbursement basis. The Services Company also provides these services to FCX.

     B.M. Rankin, Jr. and the Services Company are parties to an agreement under which Mr. Rankin renders services to us and FCX relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2002, the Services Company paid Mr. Rankin $490,000 ($100,000 of which was allocated to us) pursuant to this agreement. Mr. Rankin also received reimbursement of $23,839 for the services of an executive secretary employed by the Services Company, and received imputed income of $40,632 for his use of company chartered aircraft and $30,764 for his use of company facilities.

     Gabrielle K. McDonald and the Services Company are parties to an agreement, renewable in December 2003, under which Ms. McDonald renders consulting services to FCX and its affiliates in connection with her role as Special Counsel on Human Rights to the Chairman of the Board of FCX. Under this agreement, Ms. McDonald received an annual fee of $250,000 in 2002, and will receive an annual fee of $250,000 in 2003, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. In 2002, the Services Company paid Ms. McDonald $250,000 plus reasonable out-of-pocket expenses pursuant to this agreement, none of which was allocated to us.

     Dr. Morrison C. Bethea and the Services Company are parties to an agreement, renewable annually, under which Dr. Bethea provides certain medical consulting services to FCX and its affiliates. Under this agreement, which was amended effective November 2002, Dr. Bethea receives an annual retainer of $150,000, additional fees based on the services rendered, and reimbursement of reasonable out-of-pocket expenses. In 2002, pursuant to this agreement, the Services Company paid Dr. Bethea $158,793, none of which was allocated to us. Dr. Bethea also received $13,073 of imputed income for his use of company chartered aircraft, none of which was allocated to us.

     Gerald J. Ford and McMoRan Oil & Gas, one of our wholly owned subsidiaries, were parties to an exploration program that terminated in 2001. In 2002, Mr. Ford and McMoRan Oil & Gas still had obligations to pay ongoing exploration and development costs related to, and receive revenues from, discoveries under the exploration program. In 2002, Mr. Ford’s share of expenditures for exploration and development operations amounted to approximately $0.7 million for his proportionate share of exploration and development costs, and Mr. Ford’s share of revenues amounted to approximately $1.5 million.

     During 2002, Robert A. Day participated directly or indirectly through various entities, on substantially the same basis as other parties, in exploration and development operations on certain properties owned or operated by us, through McMoRan Oil & Gas. Mr. Day and these entities have working interests in the properties ranging from 8.75% to 25%. Mr. Day’s and these entities’ share of expenditures for exploration and development operations during 2002 amounted to approximately $0.5 million. Mr. Day’s and these entities’ share of revenues generated from the production operations on the properties during 2002 amounted to approximately $2.8 million.

Proposal to Amend our Certificate of Incorporation to Provide for the Annual Election of Directors

     Our board of directors has authorized, and recommends for your approval, an amendment to our certificate of incorporation to phase out the three-year staggered terms of our directors and to provide instead for the annual election of directors commencing with the directors standing for election at the 2004 annual meeting of stockholders. We will refer to the proposed amendment to our certificate of incorporation as the “Amendment.” The full text of the Amendment is set forth below under “Description of the Amendment.”

Background

     Our board of directors is currently divided into three classes, each of which serves for three years, with one class being elected each year.

     Many U.S. corporations maintain a classified board structure in order to reduce the vulnerability of a company to potentially abusive takeover tactics and encourage potential acquirors to negotiate with the board. A classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, positions the incumbent board to act to maximize the value of a potential acquisition to all stockholders by giving the company time and bargaining power to negotiate and consider alternative proposals.

     Some members of the investment community, however, perceive classified boards as a mechanism to entrench directors improperly. These investors have suggested that corporate acquisition techniques have evolved and the ability of boards of directors to exercise their fiduciary responsibilities to stockholders in the context of unsolicited acquisitions has been substantially strengthened through the use of stockholder rights plans and the continuing development of basic principles of corporate law and practice. In this regard, our board adopted a stockholder rights plan in 1998. The rights plan is designed to enable all stockholders to realize the full value of their investment and to provide for fair and equal treatment for stockholders in the event of an unsolicited attempt to acquire our company.

     Advocates for a nonclassified board structure also contend that a classified board limits the ability of stockholders to elect directors and exercise influence over a company and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for the implementation of those policies. A nonclassified board of directors may enable stockholders to hold all directors accountable on an annual basis, rather than over a three-year period.

     Our board considered the issues of a classified board structure and determined that it would be in the best interests of the company and its stockholders at this time, if action was taken to provide for the annual election of our board of directors as specified below.

Description of the Amendment

     The Amendment would phase out the current division of the board of directors into three classes, with one class elected each year for a three-year term, and provide instead for the annual election of directors commencing with the class of directors standing for election at the 2004 annual meeting. In order to ensure a smooth transition to the new system, the Amendment would not shorten the terms of directors serving on the board prior to effectiveness of the Amendment, including those elected at the 2003 annual meeting, each of whom would serve for the full term (three years) for which they were elected. The new procedure would, however, apply to all directors as their current terms expire.

     As a result of the Amendment, the Class III directors (Messrs. Adkerson, Moffett and Rankin) would stand for election at the 2004 annual meeting for a one-year term. At the annual meeting in 2005, those directors, together with Class I directors whose terms expire in 2005 (Messrs. Bethea, Ford, Graham, and Kleinert), would stand for election for a one-year term. Beginning with the annual meeting in 2006, all directors would be subject to annual election. After the Amendment is effective, any director chosen to fill vacancies in the board of directors resulting from any increase in the number of directors or from death, resignation, disqualification or removal will hold office until the first annual meeting of stockholders following his or her election.

     Article VI, Section 3 of our certificate of incorporation currently sets forth the classified structure. Article IX provides that such provision may be amended by the affirmative vote of the holders of a majority of the outstanding shares of common stock, provided that the provision has first been adopted by a majority of the directors then in office, which condition has been satisfied.

     If the Amendment is approved, Article VI, Sections 3 and 4 of our certificate of incorporation would be replaced by the following:

3. Classification. (a) Except as provided in the following paragraph: (1) the members of the Board of Directors, other than those who may be elected by the holders of any one or more series of Preferred Stock voting separately, shall be classified, with respect to the term during which they shall hold office, into three classes, designated Class I, II and III, as nearly equal in number as possible; (2) any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal in number as possible; and (3) at each annual meeting of stockholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified.

(b) Anything in the preceding paragraph to the contrary notwithstanding and subject to the rights of any one or more series of Preferred Stock, from and after May 2, 2003, any director elected by the stockholders or by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Any director elected prior to May 2, 2003, shall serve for the remainder of the three-year term for which he or she was elected and until his or her successor is duly elected and qualified.

4. Vacancies. Subject to any requirements of law and the rights of any one or more series of Preferred Stock, and except as provided in Article VI, section 6, any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the stockholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled only by the Board of Directors, acting by vote of both (a) a majority of the directors then in office and (b) a majority of all the Continuing Directors, voting as a separate group.

Vote Required for Approval of the Amendment

     Because our board of directors has approved this proposal to amend our certificate of incorporation, approval of the Amendment requires the affirmative vote of the holders of shares of our common stock representing a majority of the outstanding shares of common stock.

     Our board of directors recommends a vote FOR this proposal.

Proposal to Adopt the 2003 Stock Incentive Plan

     Our board of directors proposes that our stockholders approve the 2003 Stock Incentive Plan, which is summarized below and attached as Annex B to this proxy statement. Because this is a summary, it does not contain all the information that may be important to you. You should read Annex B carefully before you decide how to vote.

Reasons for the Proposal

     We believe that our growth depends significantly upon the efforts of our officers, employees and other service providers and that such individuals are best motivated to put forth maximum effort on our behalf if they own an equity interest in our company. Currently, there are less than 1,200 shares of common stock available for grant to employees under our existing stock incentive plans. So that we may continue to motivate and to reward our key personnel with stock-based awards at an appropriate level, our board believes that it is important that we establish a new equity-based plan at this time.

Summary of the 2003 Stock Incentive Plan

Administration

     Awards under the 2003 Stock Incentive Plan will be made by the corporate personnel committee of our board of directors, which is currently made up of two independent members of our board. The corporate personnel committee has full power and authority to designate participants, to set the terms of awards, to make any determinations necessary or desirable for the administration of the plan, and to delegate its authority in certain cases.

Eligible Participants

     The following persons are eligible to participate in the 2003 Stock Incentive Plan:

•	our officers (including non-employee officers and officers who are also directors) and employees

•	officers and employees of existing or future subsidiaries

•	officers and employees of any entity with which we have contracted to receive executive, management or legal services and who provide services to us or a subsidiary under such arrangement

•	consultants and advisers who provide services to us or a subsidiary, and

•	any person who has agreed in writing to become an eligible participant within 30 days.

     A subsidiary is defined to include an entity in which we have a direct or indirect economic interest that is designated as a subsidiary by the corporate personnel committee. The corporate personnel committee may delegate to one or more of our officers the power to grant awards and to modify or terminate awards granted to eligible persons who are not our executive officers or directors, subject to certain limitations. It is anticipated that the corporate personnel committee’s determinations as to which eligible individuals will be granted awards and the terms of the awards will be based on each individual’s present and potential contributions to our success. While all employees, consultants and executive, management and legal service providers will be eligible for awards under this plan, we anticipate that awards will be granted to approximately 38 persons, consisting of 12 officers and 26 employees of our company.

Number of Shares

     The maximum number of shares of our common stock with respect to which we will be permitted to grant awards under the 2003 Stock Incentive Plan is 2,000,000, or 12.2% of our outstanding common stock as of the record date.

     Awards that may be paid only in cash will not be counted against this share limit. Moreover, no individual may receive in any year awards under this plan, whether payable in cash or shares, that relate to more than 500,000 shares of our common stock.

     Shares subject to awards that are forfeited or canceled will again be available for awards, as will shares issued as restricted stock or other stock-based awards that are forfeited or reacquired by us by their terms. In addition, to the extent that shares are delivered to pay the exercise price of options under the 2003 Stock Incentive Plan, the number of shares delivered will again be available for the grant of awards under this plan, other than the grant of incentive stock options under Section 422 of the Internal Revenue Code. Under no circumstances may the number of shares issued pursuant to incentive stock options exceed 2,000,000 shares. The number of shares with respect to which awards of restricted stock and other stock-based awards for which a per share purchase price of less than 100% of fair market value is paid may not exceed 500,000 shares. The shares to be delivered under this plan will be made available from our authorized but unissued shares of common stock, from treasury shares or from shares acquired by us on the open market or otherwise. Subject to the terms of this plan, shares of our common stock issuable under this plan may also be used as the form of payment of compensation under other plans or arrangements that we offer or that we assume in a business combination.

     On March      , 2003, the closing price on the New York Stock Exchange of a share of our common stock was $                    .

Types of Awards

     Stock options, stock appreciation rights, limited rights, restricted stock and other stock-based awards may be granted under the 2003 Stock Incentive Plan in the discretion of the corporate personnel committee. Options granted under this plan may be either non-qualified or incentive stock options. Only our employees or employees of our subsidiaries will be eligible to receive incentive stock options. Stock appreciation rights and limited rights may be granted in conjunction with or unrelated to other awards and, if in conjunction with an outstanding option or other award, may be granted at the time of the award or thereafter, at the exercise price of the other award. The corporate personnel committee has discretion to fix the exercise or grant price of stock options, stock appreciation rights and limited rights at a price not less than 100% of the fair market value of the underlying common stock at the time of grant (or at the time of grant of the related award in the case of a stock appreciation right or limited right granted in conjunction with an outstanding award). This limitation on the corporate personnel committee’s discretion, however, does not apply in the case of awards granted in substitution for outstanding awards previously granted by an acquired company or a company with which we combine. The corporate personnel committee has broad discretion as to the terms and conditions upon which options and stock appreciation rights are exercisable, but under no circumstances will an option, a stock appreciation right or a limited right have a term exceeding 10 years. This plan prohibits the reduction in the exercise price of stock options without stockholder approval.

     The option exercise price may be paid:

•	in cash or cash equivalent

•	in shares of our common stock that, unless otherwise determined by the corporate personnel committee, have been held by the optionee for six months, or

•	in any other manner authorized by the corporate personnel committee.

     Upon the exercise of a stock appreciation right with respect to our common stock, a participant will be entitled to receive, for each share subject to the right, the excess of the fair market value of the share on the date of exercise over the exercise price. The corporate personnel committee has the authority to determine whether the value of a stock appreciation right is paid in cash or our common stock or a combination of the two.

     Limited rights generally are exercisable only during a period beginning not earlier than one day and ending not later than 90 days after the expiration date of any tender offer, exchange offer or similar transaction which results in any person or group becoming the beneficial owner of more than 40% of all classes and series of our outstanding stock, taken as a whole, that have voting rights with respect to the election of our directors (not including preferred shares that may be issued in the future that have the right to elect directors only if we fail to pay dividends). Upon the exercise of a limited right granted under the 2003 Stock Incentive Plan, a participant would be entitled to receive, for each share of our common stock subject to that right, the excess, if any, of the highest price paid in or in connection with the transaction over the grant price of the limited right.

     The corporate personnel committee may grant restricted shares of our common stock to a participant that are subject to restrictions regarding the sale, pledge or other transfer by the participant for a specified period. All shares of restricted stock will be subject to the restrictions that the corporate personnel committee may designate in an agreement with the participant, including, among other things, that the shares are required to be forfeited or resold to us in the event of termination of employment under certain circumstances or in the event specified performance goals or targets are not met. A restricted period of at least three years is generally required, with incremental vesting permitted during the three-year period, except that if the vesting or grant of shares of restricted stock is subject to the attainment of performance goals, the restricted period may be one year or more with incremental vesting permitted. Subject to the restrictions provided in the participant’s agreement, a participant receiving restricted stock will have all of the rights of a stockholder as to the restricted stock, including dividend and voting rights.

     The corporate personnel committee may also grant participants awards of our common stock and other awards, including restricted stock units, that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, our common stock (Other Stock-Based Awards). The corporate personnel committee has discretion to determine the participants to whom Other Stock-Based Awards are to be made, the times at which such awards are to be made, the size of the awards, the form of payment, and all other conditions of the awards, including any restrictions, deferral periods or performance requirements. The terms of the Other Stock-Based Awards will be subject to the rules and regulations that the corporate personnel committee determines. Any award under the 2003 Stock Incentive Plan may provide that the participant has the right to receive currently or on a deferred basis dividends or dividend equivalents, all as the corporate personnel committee determines.

Performance-Based Compensation under Section 162(m)

     Stock options, stock appreciation rights and limited rights, if granted in accordance with the terms of the 2003 Stock Incentive Plan, are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. For grants of restricted stock and other stock-based awards that are intended to qualify as performance-based compensation under Section 162(m), the corporate personnel committee will establish specific performance goals for each performance period not later than 90 days after the beginning of the performance period. The corporate personnel committee will also establish a schedule, setting forth the portion of the award that will be earned or forfeited based on the degree of achievement of the performance goals by our company, a division or a subsidiary at the end of the performance period. The corporate personnel committee will use any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, share price, return on equity, return on investment, return on fully-employed capital, reduction of expenses, containment of expenses within budget, reserve recognition, addition to reserves, cash provided by operating activities, increase in cash flow, return on cash flow, cash flow per equivalent barrel, finding costs per equivalent barrel, or increase in production of our company, a division of our company or a subsidiary. For any performance period, the performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the corporate personnel committee, relative to internal goals, or relative to levels attained in prior years.

     If there is a change of control of our company or if a participant retires, dies or becomes disabled during the performance period, the corporate personnel committee may provide that all or a portion of the restricted stock and Other Stock-Based Awards will automatically vest. If an award of restricted stock or an other stock-based award is intended to qualify as performance-based compensation under Section 162(m), the corporate personnel committee must certify in writing that the performance goals and all applicable conditions have been met prior to payment.

     The corporate personnel committee retains authority to change the performance goal objectives with respect to future grants to any of those provided in the 2003 Stock Incentive Plan.

Adjustments

     If the corporate personnel committee determines that any stock dividend or other distribution (whether in the form of cash, securities or other property), recapitalization, reorganization, stock split, reverse stock split, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase shares or other securities of our company, or other similar corporate event affects our common stock in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be granted and available for grant under the 2003 Stock Incentive Plan, then the corporate personnel committee has discretion to:

•	make equitable adjustments in

	•	the number and kind of shares (or other securities or property) that may be the subject of future awards under this plan

	•	the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise prices, and

•	if appropriate, provide for the payment of cash to a participant.

     The corporate personnel committee may also adjust awards to reflect unusual or nonrecurring events that affect us or our financial statements or to reflect changes in applicable laws or accounting principles.

Amendment or Termination

     The 2003 Stock Incentive Plan may be amended or terminated at any time by the board of directors, except that no amendment may materially impair an award previously granted without the consent of the recipient and no amendment may be made without stockholder approval if the amendment would:

•	materially increase the benefits accruing to participants under this plan

•	increase the number of shares of our common stock that may be issued under this plan

•	materially expand the classes of persons eligible to participate in this plan, or

•	permit a reduction in the exercise price of options.

Equity Compensation Plan Information

     The following table presents information as of December 31, 2002 regarding compensation plans of the Company under which our common stock may be issued to employees and non-employees as compensation. In addition to the 2003 Stock Incentive Plan, which is subject to approval of the stockholders at the meeting, the Company has five equity plans, all of which have been approved by our stockholders, with currently outstanding awards: the 1998 Stock Option Plan for Non-Employee Directors, the Adjusted Stock Award Plan, the 1998 Stock Option Plan, the 2000 Stock Incentive Plan and the 2001 Stock Incentive Plan.

		Weighted-average	Number of securities
	Number of	average exercise	remaining available for
	securities to be	price of	future issuance under
	issued upon exercise	outstanding	equity compensation
	of outstanding	options, warrants	plans (excluding
	options, warrants	and rights outstanding	securities reflected in
	and rights	and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,393,211	$14.81	263,500 (1)
Equity compensation plans not approved by security holders	—	—	—

Total	3,393,211	$14.81	263,500 (1)

(1)	As of December 31, 2002, there were 70,125 shares remaining available for future issuance under the 1998 Stock Option Plan, all of which could be issued under the terms of the plan (a) upon the exercise of options, stock appreciation rights and limited rights, or (b) in the form of “other stock-based” awards, which awards are valued in whole or in part on the value of the shares of common stock. In addition, there were 36,125 shares remaining available for future issuance under the 2000 Stock Incentive Plan and 106,250 shares remaining available for future issuance under the 2001 Stock Incentive Plan, all of which could be issued under the terms of the plan (a) upon the exercise of options, stock appreciation rights and limited rights, or (b) in the form of restricted stock or “other stock-based” awards.

     On February 3, 2003, the corporate personnel committee granted awards pertaining to 212,500 shares of our common stock. As of the date of this proxy statement, there 51,000 shares remaining available for grants to non-employee directors and less than 1,200 shares remaining available for future issuance to employees under our equity compensation plans.

Federal Income Tax Consequences of Stock Options

     The grant of nonqualified or incentive stock options will not generally result in tax consequences to our company or to the optionee. When an optionee exercises a nonqualified option, the difference between the exercise price and any higher fair market value of our common stock on the date of exercise will be ordinary income to the optionee (subject to withholding) and, subject to Section 162(m), will generally be allowed as a deduction at that time for federal income tax purposes to his or her employer.

     Any gain or loss realized by an optionee on disposition of our common stock acquired upon exercise of a nonqualified option will generally be capital gain or loss to the optionee, long-term or short-term depending on the holding period, and will not result in any additional federal income tax consequences to the employer. The optionee’s basis in our common stock for determining gain or loss on the disposition will be the fair market value of our common stock determined generally at the time of exercise.

     When an optionee exercises an incentive stock option while employed by us or within three months (one year for disability) after termination of employment, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of our common stock acquired upon such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax. If our common stock acquired upon exercise of the incentive stock option is not disposed of prior to the expiration of one year after the date of acquisition and two years after the date of grant of the option, the excess (if any) of the sale proceeds over the aggregate option exercise price of such common stock will be long-term capital gain, but the employer will not be entitled to any tax deduction with respect to such gain. Generally, if our common stock is disposed of prior to the expiration of such periods (a Disqualifying Disposition), the excess of the fair market value of such common stock at the time of exercise over the aggregate option exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and the employer will generally be entitled to a federal income tax deduction in a like amount). Any gain realized by the optionee as the result of a Disqualifying Disposition that exceeds the amount treated as ordinary income will be capital in nature, long-term or short-term depending on the holding period. If an incentive stock option is exercised more than three months (one year for disability) after termination of employment, the federal income tax consequences are the same as described above for nonqualified stock options.

     If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to an equal number of shares received in replacement. If the option is a nonqualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

     We believe that taxable compensation arising in connection with stock options granted under the 2003 Stock Incentive Plan should be fully deductible by the employer for purposes of Section 162(m). Section 162(m) may limit the deductibility of an executive’s compensation in excess of $1,000,000 per year.

     The acceleration of the exercisability of stock options upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Internal Revenue Code to the extent that the payments, when aggregated with other payments subject to Section 280G, exceed certain limitations. Excess parachute payments will be nondeductible to the employer and subject the recipient of the payments to a 20% excise tax.

     If permitted by the corporate personnel committee, at any time that a participant is required to pay to us the amount required to be withheld under applicable tax laws in connection with the exercise of a stock option or the issuance of our common stock under the 2003 Stock Incentive Plan, the participant may deliver shares of our common stock or elect to have us withhold from the shares that the participant would otherwise receive shares of our common stock, having a value equal to the amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined.

     This discussion summarizes the federal income tax consequences of the stock options that may be granted under the 2003 Stock Incentive Plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences of the stock options.

Awards to Be Granted

     The grant of awards under the 2003 Stock Incentive Plan is entirely in the discretion of the corporate personnel committee. The corporate personnel committee has made grants of awards pertaining to 625,000 shares of common stock to the following people under the 2003 Stock Incentive Plan, subject to the approval of the 2003 Stock Incentive Plan by our stockholders at the meeting:

	Recipient	Grant

•	Named Executive Officers:

	James R. Moffett, Co-Chairman	325,000 nonqualified options(1)

Richard C. Adkerson, Co-Chairman, President
	and Chief Executive Officer	200,000 nonqualified options(1)

	C. Howard Murrish, Executive Vice President(2)	50,000 restricted stock units

•	All current executive officers as a group	615,000 (includes options and restricted stock units)

•	All employees, including all current
officers who are not executive officers,
	as a group	10,000 restricted stock units

(1)	Each option has a ten year term and an exercise price of $7.515, the fair market value on the grant date. Subject to stockholder approval of the 2003 Stock Incentive Plan, options relating to 125,000 shares for Mr. Moffett and 100,000 shares for Mr. Adkerson will be exercisable over a four-year period, and options relating to 200,000 shares for Mr. Moffett and 100,000 shares for Mr. Adkerson will be immediately exercisable.

(2)	Mr. Murrish has been nominated for re-election to our Board of Directors at the meeting.

Vote Required for Approval of the 2003 Stock Incentive Plan

     Approval of the 2003 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting.

     Our board of directors recommends a vote FOR this proposal.

      Annex A

McMoRan Exploration Co.

Charter of the Audit Committee
of the Board of Directors

February 3, 2003

I. Scope of Responsibility of Audit Committee.

     A.     General.

     The Audit Committee’s primary function is to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by monitoring (1) the Company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the Company’s external and internal auditors and (4) the independence of the Company’s external auditors. In addition, the Audit Committee will prepare the report required by the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

     B.     Relationship to Other Groups.

               1. Allocation of Responsibilities. The Company’s management is principally responsible for developing and consistently applying the Company’s accounting principles and practices, preparing the Company’s financial statements and maintaining an appropriate system of internal controls. The Company’s external auditors are responsible for auditing the Company’s financial statements to obtain reasonable assurance that the financial statements are free from material misstatement. In this regard, the external auditors must develop an overall understanding of the Company’s accounting principles and practices and internal controls to the extent necessary to support their report on the Company’s financial statements. The internal auditors are responsible for objectively assessing management’s accounting processes and internal controls and the extent of compliance therewith. The Audit Committee, as the delegate of the Board of Directors, is responsible for overseeing this process.

               2. Accountability of the Auditors. The external and internal auditors will be advised that they are ultimately accountable to the Audit Committee.

               3. Accountability of the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, evaluate the performance of, and, if necessary, replace the external and internal auditors.

               4. Communication. The Audit Committee will strive to maintain an open and free avenue of communication among management, the external auditors, the internal auditors, the Audit Committee and the Board of Directors, and will make regular reports to the Board of Directors concerning the activities and recommendations of the Audit Committee.

II. Composition of Audit Committee.

     The Audit Committee will be comprised of three or more directors appointed by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, each of whom will meet the standards of independence, experience and any other qualifications required from time to time by the New York Stock Exchange (or, if the Company’s common stock is listed or traded on some other exchange or trading system, the standards of independence and any other qualifications required by the other exchange or system), Section

10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall qualify as a “financial expert” (as defined by the Commission), as determined by the Board of Directors. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

III. Meetings of Audit Committee.

     The Audit Committee will meet at least quarterly, or more frequently if the Audit Committee determines it to be necessary. The Audit Committee will meet periodically in executive sessions with the internal auditors and the external auditors, and will request that the external and internal auditors bring any matters they deem to be pertinent to the attention of the Audit Committee in such sessions. To foster open communications, the Audit Committee may invite other directors or representatives of management, the external auditors or the internal auditors to attend any of its meetings, but reserves the right in its discretion to meet at any time in executive session. The Audit Committee will maintain written minutes of all its meetings, which will be available to every member of the Board of Directors.

IV. Powers of Audit Committee.

     A.     Activities and Powers Relating to the External and Internal Audits.

               1. Planning the External and Internal Audits. In connection with its oversight functions, the Audit Committee will monitor the planning of both the external audit of the Company’s financial statements and the internal audit process, including taking the following actions:

a. select, retain and approve the external auditors and preapprove all auditing services and non-audit services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the external auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit;

b. select, retain and approve the internal auditors and preapprove all auditing services and non-audit services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the internal auditors;

c. discuss with the external and internal auditors the nature and amount of fees relating to non-audit services performed for the Company and confirm that such services (1) do not violate the Audit Committee’s policy against its internal and external auditors performing business consulting services and (2) for the external auditors, do not impair their independence under applicable professional standards and regulatory requirements;

d. as required, form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals will be presented to the full Audit Committee at its next scheduled meeting;

e. ensure the rotation of all audit partners (as defined by the Commission) of the external auditors having primary responsibility for the audit and the reviewing audit partner of the external auditors as required by law;

f. discuss with the external and internal auditors the scope and comprehensiveness of their respective audit plans prior to their respective audits; and

g. discuss with the external and internal auditors the results of their processes to assess risk in the context of their respective audit engagements, including all pertinent issues or concerns regarding their client relationship with the Company raised in their internal client retention assessment or similar process.

               2. Review of the External Audit. The Audit Committee will review the results of the annual external audit with the external auditors and will:

a. obtain and review timely reports by the external auditors describing:

(1) all critical accounting policies and practices to be used;

(2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; and

(3) other material written communications between the external auditors and management, such as any management letter or schedule of unadjusted differences;

b. obtain and review timely reports by the external auditors describing:

(1) the external auditors’ internal quality-control procedures;

(2) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

(3) all significant relationships between the external auditors and the Company, including those described in written statements of the external auditors furnished under Independence Standards Board Standard No. 1;

c. discuss the Company’s annual audited financial statements, quarterly financial statements and related footnotes with the external auditors and management, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

d. review other sections of the Company’s annual report or Form 10-K that pertain principally to financial matters;

e. discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

f. review and discuss with management and the external auditors any significant policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the Company’s major financial risk exposures, if any;

g. review with the external auditors any audit problems or difficulties with management’s response, including: (1) any restrictions on the scope of activities or access to requested information and (2) any recommendations made by the external auditors as a result of the audit;

h. review the accounting implications of significant new transactions;

i. review and discuss with management and the external auditors any significant changes required in the external auditors’ audit plan for future years; and

j. review the extent to which the Company has implemented changes and improvements in financial and accounting practices or internal controls that the external auditors previously recommended or the Audit Committee previously approved, and any special audit steps taken in light of material control deficiencies.

               3. Review of Internal Audit. The Audit Committee will review the results of the internal audit process with the internal auditors, including the following matters:

a. significant audit findings;

b. the integrity and adequacy of the Company’s management reporting processes, internal controls and corporate compliance procedures;

c. review with the internal auditors any audit problems or difficulties with management’s response;

d. significant changes required in the internal auditors’ audit plan for future years; and

e. the extent to which the Company has implemented changes and improvements in management reporting practices or internal controls that the internal auditors previously recommended or the Audit Committee previously approved.

               4. Post-Audit Review Activities. In connection with or following the completion of its review of the external and internal audits, the Audit Committee or its Chairman may in their discretion meet with the external auditors, internal auditors or management to discuss any changes required in the audit plans for future periods and any other appropriate matters regarding the audit process.

     B.     Other Powers.

     To the extent the Audit Committee deems necessary or appropriate, it will also:

               1. retain and consult periodically with special legal, accounting or other consultants as necessary to advise the Audit Committee;

               2. establish and periodically review procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

               3. establish clear hiring policies for employees or former employees of current or former external auditors;

               4. conduct an annual performance evaluation of the Audit Committee;

               5. review with management and the external auditors the effect of regulatory and accounting changes on the financial statements during the prior year, including material off-balance sheet transactions, complex or unusual transactions and highly judgmental areas, recent professional and regulatory pronouncements, and in instances where alternative accounting treatments are permitted, reasons for the accounting treatment selected;

               6. discuss with the external auditors the nature of disagreements among audit engagement personnel, between audit engagement personnel and the independent reviewing partner and/or any other audit firm personnel consulted regarding appropriate accounting and disclosure for significant events or transactions;

               7. request management or the external auditors to provide analyses or reports regarding (1) any “second opinion” sought by management from an audit firm other than the Company’s external auditors, or (2) any other information that the Audit Committee deems necessary to perform its oversight functions;

               8. discuss with the external auditors their views regarding the clarity of the Company’s financial disclosures, the quality of the Company’s accounting principles as applied, the underlying estimates and other significant judgments that management made in preparing the financial statements, the compatibility of the Company’s principles and judgments with prevailing practices and standards and, to the extent permitted by their professional standards, their assessment of the overall degree of quality of the Company’s reported financial results based on the results of their audits;

               9. discuss with the external auditors the nature and amount of all adjustments resulting from their audit, whether recorded by the Company or not, and discuss with management the reasons why any unrecorded adjustments were not included in results for the period;

               10. conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities, as the Audit Committee determines to be necessary or appropriate to enable it to carry out its duties;

               11. review periodically the effectiveness and adequacy of the Company’s corporate compliance procedures, including the Company’s ethics and business conduct policy, and consider and recommend to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable;

               12. review periodically with the Company’s legal counsel pending and threatened litigation, inquiries received from governmental agencies, or any other legal matters that may have a material impact on the Company’s financial statements, internal controls, or corporate compliance procedures;

               13. review the integrity and adequacy of, and if necessary, recommend changes and improvements in, the Company’s disclosure policies, as well as in the internal controls of the Company; communicate recommended changes and improvements to management and the Board of Directors; and take appropriate steps to assure that recommended changes and improvements are implemented;

               14. undertake any special projects assigned by the Board of Directors;

               15. issue any reports or perform any other duties required by (a) the Company’s certificate of incorporation or by-laws, (b) applicable law or (c) rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, or any other self-regulatory organization having jurisdiction over the affairs of the Audit Committee; and

               16. consider and act upon any other matters concerning the financial affairs of the Company as the Audit Committee, in its discretion, may determine to be advisable in connection with its oversight functions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditors.

V. Review of Charter.

     The Audit Committee will review this Charter annually, and may consider, adopt and submit to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable.

* * * * * * * * * *

Approved by the Audit Committee on February 3, 2003.

Adopted by the Board of Directors on February 3, 2003.

Annex B

McMoRan EXPLORATION CO.
2003 STOCK INCENTIVE PLAN

SECTION 1

     Purpose. The purpose of the McMoRan Exploration Co. 2003 Stock Incentive Plan (the “Plan”) is to motivate and reward key employees, consultants and advisers by giving them a proprietary interest in the Company’s success.

SECTION 2

     Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

     “Award” shall mean any Option, Stock Appreciation Right, Limited Right, Restricted Stock or Other Stock-Based Award.

     “Award Agreement” shall mean any notice of grant, written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

     “Board” shall mean the Board of Directors of the Company.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Committee” shall mean, until otherwise determined by the Board, the Corporate Personnel Committee of the Board.

     “Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company.

     “Company” shall mean McMoRan Exploration Co.

     “Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

     “Eligible Individual” shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company, (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary, (iii) any officer or employee of an entity with which the Company has contracted to receive executive, management or legal services who provides services to the Company or a Subsidiary through such arrangement, (iv) any consultant or adviser to the Company, a Subsidiary or to an entity described in clause (iii) hereof who provides services to the Company or a Subsidiary through such arrangement and (v) any person who has agreed in writing to become a person described in clauses (i), (ii), (iii) or (iv) within not more than 30 days following the date of grant of such person’s first Award under the Plan.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

     “Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

     “Limited Right” shall mean any right granted under Section 8 of the Plan.

     “Nonqualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

     “Offer” shall mean any tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions, as a result of which any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall beneficially own more than 40% of all classes and series of the Company’s stock outstanding, taken as a whole, that has voting rights with respect to the election of directors of the Company (not including any series of preferred stock of the Company that has the right to elect directors only upon the failure of the Company to pay dividends).

     “Offer Price” shall mean the highest price per Share paid in any Offer that is in effect at any time during the period beginning on the ninetieth day prior to the date on which a Limited Right is exercised and ending on and including the date of exercise of such Limited Right. Any securities or property that comprise all or a portion of the consideration paid for Shares in the Offer shall be valued in determining the Offer Price at the higher of (i) the valuation placed on such securities or property by the person or persons making such Offer, or (ii) the valuation, if any, placed on such securities or property by the Committee or the Board.

     “Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

     “Other Stock-Based Award” shall mean any right or award granted under Section 10 of the Plan.

     “Participant” shall mean any Eligible Individual granted an Award under the Plan.

     “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

     “Restricted Stock” shall mean any restricted stock granted under Section 9 of the Plan.

     “Section 162(m)” shall mean Section 162(m) of the Code and all regulations promulgated thereunder as in effect from time to time.

     “Shares” shall mean the shares of Common Stock and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

     “Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

     “Subsidiary” shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

SECTION 3

     (a)  Administration. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an Eligible Individual; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company and any Eligible Individual.

     (b)  Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Eligible Individuals who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section; provided, however, that the per share exercise price of any Option granted under this Section 3(b) shall be equal to the fair market value of the underlying Shares on the date of grant.

SECTION 4

     Eligibility. Any Eligible Individual shall be eligible to be granted an Award.

SECTION 5

     (a)  Shares Available for Awards. Subject to adjustment as provided in Section 5(b):

               (i) Calculation of Number of Shares Available.

                    (A) Subject to the other provisions of this Section 5(a), the number of Shares with respect to which Awards payable in Shares may be granted under the Plan shall be 2,000,000. Awards that by their terms may be settled only in cash shall not be counted against the maximum number of Shares provided herein.

                    (B) The number of Shares that may be issued pursuant to Incentive Stock Options may not exceed 2,000,000 Shares.

                    (C) Subject to the other provisions of this Section 5(a), the maximum number of Shares with respect to which Awards in the form of Restricted Stock or Other Stock-Based Awards payable in Shares for which a per share purchase price that is less than 100% of the fair market value of the securities to which the Award relates shall be 500,000 Shares.

                    (D) To the extent any Shares covered by an Award are not issued because the Award is forfeited or canceled or the Award is settled in cash, such Shares shall again be available for grant pursuant to new Awards under the Plan.

                    (E) In the event that Shares are issued as Restricted Stock or Other Stock-Based Awards under the Plan and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such Shares shall again be available for grant pursuant to new Awards under the Plan.

                    (F) If the exercise price of any Option is satisfied by tendering Shares to the Company, only the number of Shares issued net of the Shares tendered shall be deemed issued for purposes of determining the maximum number of Shares available for issuance under Section 5(a)(i)(A). However, all of the Shares issued upon exercise shall be deemed issued for purposes of determining the maximum number of Shares that may be issued pursuant to Incentive Stock Options.

               (ii) Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary. The issuance of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

                (iii) Individual Limit. Any provision of the Plan to the contrary notwithstanding, no individual may receive in any year Awards under the Plan, whether payable in cash or Shares, that relate to more than 500,000 Shares.

               (iv) Use of Shares. Subject to the terms of the Plan and the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary and the plans or arrangements of the Company or a Subsidiary assumed in business combinations.

     (b)  Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in its sole discretion and in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 11(b) hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto and, with respect to all Awards under the Plan, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the requirements for full deductibility under Section 162(m); and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 6

     (a)  Stock Options. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the option price thereof, the conditions and limitations applicable to the exercise of the Option and the other terms thereof. The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options or both. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be required by Section 422 of the Code, as from time to time amended, and any implementing regulations. Except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the exercise price of any Option granted under this Plan shall not be less than 100% of the fair market value of the underlying Shares on the date of grant.

     (b)  Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of 10 years after the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any condition relating to the application of Federal or state securities laws, as it may deem necessary or advisable. An Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of Shares to be purchased. The exercise notice shall be accompanied by the full purchase price for the Shares.

     (c)  Payment. The Option price shall be payable in United States dollars and may be paid by (i) cash or cash equivalent; (ii) delivery of shares of Common Stock, which shares shall be valued for this purpose at the fair market value (valued in accordance with procedures established by the Committee) on the business day immediately preceding the date such Option is exercised and, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months; or (iii) in such other manner as may be authorized from time to time by the Committee. Prior to the issuance of Shares upon the exercise of an Option, a Participant shall have no rights as a shareholder.

SECTION 7

     (a)  Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Award of Stock Appreciation Rights, the grant price thereof, the conditions and limitations applicable to the exercise of the Stock Appreciation Right and the other terms thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any other Award. Stock Appreciation Rights granted in tandem with or in addition to an Option or other Award may be granted either at the same time as the Option or other Award or at a later time. Stock Appreciation Rights shall not be exercisable after the expiration of 10 years after the date of grant. Except in the case of a Stock Appreciation Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Stock Appreciation Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Stock Appreciation Right on the date of grant or, in the case of a Stock Appreciation Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award.

     (b)  A Stock Appreciation Right shall entitle the holder thereof to receive upon exercise, for each Share to which the Stock Appreciation Right relates, an amount equal to the excess, if any, of the fair market value of a Share on the date of exercise of the Stock Appreciation Right over the grant price. Any Stock Appreciation Right shall be settled in cash, unless the Committee shall determine at the time of grant of a Stock Appreciation Right that it shall or may be settled in cash, Shares or a combination of cash and Shares.

SECTION 8

     (a)  Limited Rights. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Limited Rights shall be granted, the number of Shares to be covered by each Award of Limited Rights, the grant price thereof, the conditions and limitations applicable to the exercise of the Limited Rights and the other terms thereof. Limited Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any Award. Limited Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Limited Rights shall not be exercisable after the expiration of 10 years after the date of grant and shall only be exercisable during a period determined at the time of grant by the Committee beginning not earlier than one day and ending not more than ninety days after the expiration date of an Offer. Except in the case of a Limited Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Limited Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Limited Right on the date of grant or, in the case of a Limited Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award.

     (b)  A Limited Right shall entitle the holder thereof to receive upon exercise, for each Share to which the Limited Right relates, an amount equal to the excess, if any, of the Offer Price on the date of exercise of the Limited Right over the grant price. Any Limited Right shall be settled in cash, unless the Committee shall determine at the time of grant of a Limited Right that it shall or may be settled in cash, Shares or a combination of cash and Shares.

SECTION 9

     (a)  Grant of Restricted Stock. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Restricted Stock shall be granted, the number of Shares to be covered by each Award of Restricted Stock and the terms, conditions, and limitations applicable thereto. The Committee shall also have authority to grant restricted stock units. Restricted stock units shall be subject to the requirements applicable to Other Stock-Based Awards under Section 10. An Award of Restricted

Stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of Restricted Stock may be made in lieu of the payment of cash compensation otherwise due to an Eligible Individual. To the extent that Restricted Stock is intended to qualify as “performance-based compensation” under Section 162(m), it must meet the additional requirements imposed thereby.

     (b)  The Restricted Period. At the time that an Award of Restricted Stock is made, the Committee shall establish a period of time during which the transfer of the Shares of Restricted Stock shall be restricted (the “Restricted Period”). Each Award of Restricted Stock may have a different Restricted Period. A Restricted Period of at least three years is required with incremental vesting of the Award over the three-year period permitted. However, if the grant or vesting of the Shares is subject to the attainment of specified performance goals, a Restricted Period of at least one year with incremental vesting is permitted. The expiration of the Restricted Period shall also occur as provided in the Award Agreement in accordance with Section 12(a) hereof.

     (c)  Escrow. The Participant receiving Restricted Stock shall enter into an Award Agreement with the Company setting forth the conditions of the grant. Certificates representing Shares of Restricted Stock shall be registered in the name of the Participant and deposited with the Company, together with a stock power endorsed in blank by the Participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the McMoRan Exploration Co. 2003 Stock Incentive Plan (the “Plan”) and a notice of grant issued thereunder to the registered owner by McMoRan Exploration Co. Copies of the Plan and the notice of grant are on file at the principal office of McMoRan Exploration Co.

     (d)  Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the Shares of Restricted Stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Award Agreement.

     (e)  Forfeiture. In the event of the forfeiture of any Shares of Restricted Stock under the terms provided in the Award Agreement (including any additional Shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Award Agreement), such forfeited shares shall be surrendered and the certificates canceled. The Participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional Shares received pursuant to Section 5(b) or Section 11(b) due to a recapitalization, merger or other change in capitalization.

     (f)  Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided in the Award Agreement or an amendment thereto, the restrictions applicable to the Restricted Stock shall lapse and a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the Participant or the Participant’s estate, as the case may be.

     (g)  Rights as a Shareholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Award Agreement, each Participant receiving Restricted Stock shall have all the rights of a shareholder with respect to Shares of stock during any period in which such Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares.

     (h)  Performance-Based Restricted Stock under Section 162(m). The Committee shall determine at the time of grant if a grant of Restricted Stock is intended to qualify as “performance-based compensation” as that term is used in Section 162(m). Any such grant shall be conditioned on the achievement of one or more performance measures. The performance measures pursuant to which the Restricted Stock shall vest shall be any or a combination of the following: earnings per share, return on assets, an economic value added measure, stockholder return, earnings, share price, return on equity, return on investment, return on fully-employed capital, reduction of expenses, containment of expenses within budget, reserve recognition, addition to reserves, cash provided by operating activities, increase in cash flow, return on cash flow, cash flow per equivalent barrel, finding costs per equivalent barrel, or increase in production, of the Company, a division of the Company or a Subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. For grants of Restricted Stock intended to qualify as “performance-based compensation,” the grants of Restricted Stock and the establishment of performance measures shall be made during the period required under Section 162(m).

SECTION 10

     (a)  Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Individuals an “Other Stock-Based Award”, which shall consist of an Award that is not an instrument or Award specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of Shares, including a restricted stock unit. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be made subject to the attainment of one or more of the performance goals specified in Section 10(b) hereof and meet the additional requirements imposed by Section 162(m).

     (b)  Performance-Based Other Stock-Based Awards under Section 162(m). The Committee shall determine at the time of grant if the grant of an Other Stock-Based Award is intended to qualify as “performance-based compensation” as that term is used in Section 162(m). Any such grant shall be conditioned on the achievement of one or more performance measures. The performance measures pursuant to which the Other Stock-Based Award shall vest shall be any or a combination of the following: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, share price, return on equity, return on investment, return on fully-employed capital, reduction of expenses, containment of expenses within budget, reserve recognition, addition to reserves, cash provided by operating activities, increase in cash flow, return on cash flow, cash flow per equivalent barrel, finding costs per equivalent barrel, or increase in production of the Company, a division of the Company or a Subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. For grants of Other Stock-Based Awards intended to qualify as “performance-based compensation,” the grants of Other Stock-Based Awards and the establishment of performance measures shall be made during the period required under Section 162(m).

     (c)  Dividend Equivalents. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under this Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the holder thereof with dividends or dividend equivalents, payable in cash, Shares, Subsidiary securities, other securities or other property on a current or deferred basis.

SECTION 11

     (a)  Amendment or Discontinuance of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

               (i) without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, or (iv) amend Section 11(c) to permit a reduction in the exercise price of Options; or

               (ii) materially impair, without the consent of the recipient, an Award previously granted.

     (b)  Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in,

Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5(b) hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

     (c)  Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 5(b) and 11(b) no action by the Committee shall cause a reduction in the exercise price of Options granted under the Plan without the approval of the stockholders of the Company. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.

SECTION 12

     (a)  Award Agreements. Each Award hereunder shall be evidenced by an agreement or notice delivered to the Participant (by paper copy or electronically) that shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment or cessation of consulting or advisory services of the Participant and the effect thereon, if any, of a change in control of the Company.

     (b)  Withholding. (i) A Participant may be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

               (ii) At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of shares of Common Stock under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from the issuance shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares withheld shall be based on the fair market value of the Common Stock on the date that the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the “Tax Date”).

               (iii) Each Election must be made prior to the Tax Date. The Committee may suspend or terminate the right to make Elections at any time.

               (iv) If permitted by the Committee, a Participant may also satisfy his or her total tax liability related to the Award by delivering Shares owned by the Participant. The value of the Shares delivered shall be based on the fair market value of the Shares on the Tax Date.

     (c)  Transferability. No Awards granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a Participant except: (i) by will; (ii) by the laws of descent and distribution; (iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or (iv) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options and Limited Rights granted in tandem therewith may be transferred or assigned (w) to Immediate Family Members, (x) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (y) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (z) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimus beneficial interest in a partnership, limited liability company or trust described in (x), (y) or (z) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the

Participant and their spouses. To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 12(c).

     (d)  Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (e)  No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

     (f)  No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

     (g)  Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

     (h)  Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     (i)  No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

     (j)  No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

     (k)  Deferral Permitted. Payment of cash or distribution of any Shares to which a Participant is entitled under any Award shall be made as provided in the Award Agreement. Payment may be deferred at the option of the Participant if provided in the Award Agreement.

     (l)  Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 13

     Term of the Plan. Subject to Section 11(a), no Awards may be granted under the Plan later than ten years after the date the Plan was adopted by the Board; provided, however, that Awards granted prior to such date shall remain in effect until such Awards have either been satisfied, expired or canceled under the terms of the Plan, and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.

McMoRan EXPLORATION CO.

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders, May 1, 2003

     The undersigned hereby appoints James R. Moffett, Richard C. Adkerson and Nancy D. Parmelee, or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Annual Meeting of Stockholders to be held on Thursday, May 1, 2003, at 2:30 p.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE
(continued on reverse side)

FOLD AND DETACH HERE

Please mark your votes as indicated in this example [X]

Your Board of Directors recommends a vote FOR Items 1, 2, 3 and 4 below.

Item 1.	Election of the nominees for directors.
Nominees for director of McMoRan Exploration Co.

Robert A. Day	C. Howard Murrish	For [ ]	Withhold [ ]
Gabrielle K. McDonald	J. Taylor Wharton

FOR, except withhold vote from following nominee(s):

Item 2.	Ratification of appointment of Ernst & Young LLP as independent auditors.

For [ ]	Against [ ]	Abstain [ ]

Item 3.	Approval of the proposed amendment to the certificate of incorporation to provide for the annual election of directors.

For [ ]	Against [ ]	Abstain [ ]

Item 4.	Approval of the proposed 2003 Stock Incentive Plan.

For [ ]	Against [ ]	Abstain [ ]

Signature(s)	Dated: , 2003

You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2, 3 and 4.

FOLD AND DETACH HERE